Exhibit 12.2

ONEOK, Inc.

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)	Six Months Ended June 30, 2011
	(Thousands of dollars)
Fixed charges, as defined
Interest on long-term debt	$156,443
Other interest	3,042
Amortization of debt discount and expense	2,797
Interest on lease agreements	9,645

Total fixed charges	171,927

Earnings before income taxes and undistributed income from equity investees	441,489

Earnings available for fixed charges	$613,416

Ratio of earnings to fixed charges	3.57	x

A statement showing the calculation of the ratio of earnings to fixed charges for the years ended December 31, 2010, 2009, 2008, 2007, and 2006 was included in Exhibit 12.1 hereto, incorporating by reference Exhibit 12 to ONEOK, Inc.’s December 31, 2010, Form 10-K filed on February 22, 2011 (File No. 1-13643).

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations before adjustment for income or loss from equity investees plus fixed charges and distributed income of equity investees, less interest capitalized. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.